LAS VEGAS FROM HOME.COM

   ENTERTAINMENT INC.

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

THREE MONTH PERIODS ENDED MARCH 31, 2005 and 2004

(Unaudited – Prepared by Management)

(These interim financial statements have not been reviewed by the Company’s Auditor)

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Consolidated Balance Sheets

March 31, 2005 and December 31, 2004

(Canadian Dollars)

(Unaudited – Prepared by Management)

	March 31	December 31
	2005	2004
	(unaudited)	(audited)
ASSETS
Current

Cash & term deposits	$776,251	$-
Marketable securities (note 5)	383	383
Accounts receivable	1,499,287	1,203,471
Prepaids & security deposits	15,270	102,899
	2,291,191	1,306,753

Due from related parties (note 11(c))	498,164	371,347
Equipment & Software Development (note 7)	1,101,937	904,747

	$3,891,292	$2,582,847

LIABILITIES
Current
Bank indebtedness	$-	$20,717
Accounts payable & accrued liabilities	1,280,736	1,361,239
Due to related parties (note 11(b))	11,494	8,525
Other obligations (note 8)	210,350	516,008
Obligation under capital lease (note 9)	19,904	19,904
	1,522,484	1,926,393

Obligation under capital lease (note 9)	18,495	23,190

	1,540,979	1,949,583

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital stock (note 10)	18,951,821	17,299,101
Subscription received	450,000	750,000
Contributed Surplus (note 10 (e))	2,451,298	2,451,298
Deficit	(19,502,806)	(19,867,135)

	2,350,313	633,264

Total Liabilities & Stockholders’ Equity	$3,891,292	$2,582,847

Commitments (note 14)

On behalf of the Board,

  “Bedo H. Kalpakian”

  “Neil Spellman”

	2005	2004

Revenue	$2,084,056	$276,676
Interest	1,255	103
	2,085,311	276,779

Expenses
Advertising and promotion	746,969	98,246
Consulting and professional fees	90,127	79,075
Amortization	65,336	22,113
Donation	10,000	-
Bank charges, interest and foreign exchange	2,373	5,614
Legal, accounting and audit	33,749	3,128
Management fees	45,000	45,000
Office	44,816	35,185
Regulatory and transfer agent fees	2,098	1,977
Rent	78,625	57,099
Salaries and benefits	334,252	308,999
Shareholder communication	250	384
Technical consulting	-	2,600
Transaction fees	176,288	15,965
Telephone	9,377	6,768
Travel, meals and entertainment	81,722	53,005
	1,720,982	735,158

Gain (loss) before other items	364,329	(458,379)

Other items
Gain (loss) on sale of investments	-	(6,555)

Net gain (loss) for period	364,329	(464,934)

Deficit, beginning of period	(19,867,135)	(14,223,548)

Deficit, end of period	$(19,502,806)	$(14,688,482)

Weighted average number of shares	77,406,344	55,689,799

Net and fully diluted gain (loss) per common share	$0.005	$(0.01)

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Consolidated Statements of Cash Flows

Three Months Ended March 31

(Canadian Dollars)

(Unaudited – Prepared by Management)

	2005	2004

Cash provided by (used for)

Operations
Net gain (loss)	$364,329	$(464,934)

Items not affecting cash
Amortization	65,336	22,113
Capitalization of deferred amortization on software development	3,940	-
Foreign exchange	(7,377)	-

Operating Cash Flow	426,228	(442,821)

Changes in non-cash working capital:
Accounts receivable	(295,817)	(144,526)
Prepaids and security deposits	87,629	70,591
Due from related party	(126,817)	(622,787)
Accounts payable and accrued liabilities	(80,503)	35,755
Due to related parties	2,969	(7,981)
	(412,539)	(668,948)
	13,689	(1,111,769)

Cash provided by Financing Activities
Common shares issued, net of issue costs	902,720	1,305,475
Other obligations (loans payable)	(305,658)	-
Capital Subscriptions	450,000	-
Repayment of capital lease	(4,695)	(2,671)

	1,042,367	1,302,804

Investing
Equipment	(23,967)	(18,269)
Proceeds on sale of marketable securities	-	(146,749)
Additions to software development	(235,121)	-
	(259,088)	(165,018)

Outflow of Cash
Increase in cash and cash equivalents	796,968	26,017

Cash and cash equivalents, beginning of period	(20,717)	-

Cash and cash equivalents, end of period	$776,251	$26,017

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

1.

Nature of Operations and Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a "going concern" basis, which assumes that the Company will continue to be in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company was previously involved in the exploration of mineral properties.  During 2003, the Company decided to write down its remaining mineral property to $0 (note 6) as it is no longer pursuing this activity.

The Company and its Antiguan subsidiary Action Poker Gaming Inc. (“Action”) are in the business of developing and marketing software for on-line multi-player interactive card games.

During 2002, Action moved its operations from its location in Antigua to the facilities of Mohawk Internet Technologies Inc. ("Mohawk") which acts as its hosting facility for its servers, located on the Kahnawake Mohawk Reserve ("Kahnawake") in Canada.

Kahnawake has reserve status in Canada, which has its own regulations and laws concerning interactive gaming.  These regulations allow the Kahnawake Gaming Commission to issue a gaming licence to a third party authorizing the conduct of authorized games by means of a telecommunication device, including the Internet.  The law in Kahnawake regarding on-line gaming has not yet been tested by Canadian legal authorities therefore the legality of this issue is inconclusive.

The Kahnawake Gaming Commission issued to Action, an interactive gaming license to operate and exploit an Internet gaming facility, to be located at Mohawk.  Action is the owner and operator of www.tigergaming.com .  Furthermore, Action hosts and operates other online poker websites on behalf of its licensees.

The gaming and entertainment operations are carried on by Action.  The principal revenues of Action are from collecting rakes, licensing fees and royalties.  Action operates as an Internet host of card games and collects a fee as host (rake) and does not participate in the actual card games.

Although management believes that the conduct of Internet gaming related activities by Action will represent a lawful business, there is the risk that the legality of the Internet gaming related activities may be challenged by Canadian or other legal authorities.  If the legality of the Internet gaming related activities are challenged and the challenge is sustained, it may have a material adverse impact on the financial affairs of the Company.

The Company has incurred significant operating losses over the past three fiscal years Management’s efforts are directed at increasing revenues and pursuing opportunities of merit for the Company.

These financial statements do not reflect adjustments that would be necessary if the "going concern" assumption were not appropriate because management believes that the actions already taken or planned will mitigate the adverse conditions and events which raise doubts about the validity of the "going concern" assumption used in preparing these financial statements.

1.

Nature of Operations and Going Concern (Continued)

If the "going concern" assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada and all amounts are expressed in Canadian dollars.  These principles differ in certain respects from those that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States of America. These unaudited interim financial statements should be read in conjunction with the most recent audited annual financial statements.  The significant accounting policies follow that of the most recently reported audited annual financial statements.  In the opinion of the Company, its unaudited interim financial statements contain all of the adjustments necessary in order to present a fair statement of the results of the interim periods presented.

3.

Significant Accounting Policies

(a)

Principles of consolidation

These consolidated financial statements include the accounts of Las Vegas From Home.com Entertainment Inc., and its wholly-owned subsidiary Action Poker Gaming Inc. and Action Commerce Limited.  The Company’s other subsidiaries; Touchdown Inc., Endzone Inc., G.T. Enterprises Inc., and Azat Investment LLC., were dissolved in 2003.  All inter-company balances and transactions have been eliminated.

(b)

Mineral properties

Mineral properties are recorded at cost.  The costs relating to a property abandoned were written off when the decision to abandon was made.

(c)

Marketable securities

Marketable securities are valued at the lower of cost and market at the balance sheet date.

(d)

Amortization

Amortization of property and equipment is calculated on a straight-line basis at the following annual rates:

Software and development costs

- 5 years

Computer equipment

- 30%

Software development costs are capitalized once technical feasibility has been established and a market has been identified.  Such capitalized costs are amortized over the expected life of the product developed once it has been commercially released or pro-rata based upon future revenue projection, whichever creates the greatest amortization expense.

3.

Significant Accounting Policies (Continued)

 (e)

Stock-based compensation plans

Effective January 2004, the Company adopted the new requirements of the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, which requires an expense to be recognized in the financial statements for all forms of employee stock based compensation, including stock options.  Previously, the Company did not record any compensation cost on the granting of stock options to employees and directors, as the exercise price was equal to or greater than the market price at the date of the grants.  Options granted are accounted for using the fair value method where compensation expense is calculated using the Black-Scholes options pricing model.

(f)

Revenue recognition

The Company recognizes revenues from licensees and customers on an accrual basis based on agreed terms of licenses and contracts as the services are rendered.  Revenues are earned from licensees based on rake splits established in licensee contracts and can vary depending on the licensee.  When a player joins a game, they are charged rake revenue; this amount is non-refundable, therefore the Company recognizes rake revenue as well as rake rate-based license fees revenue at the time a player joins a game.  In addition, the Company charges fees to its licensees for administration.

Allowances for non-collection of revenues are made when collectibility becomes uncertain.

(g)

Income taxes

The Company follows the liability method based on the accounting recommendations for income taxes issued by the Canadian Institute of Chartered Accountants (“CICA”).  Under the liability method future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values, using the enacted income tax rates at each balance sheet date.  Future income tax assets can also result by applying unused loss carry-forwards and other deductions.  The valuation of any future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.

(h)

Foreign currency translation

The Company’s functional currency is the Canadian dollar; therefore, amounts recorded in foreign currency are translated into Canadian dollars as follows:

(i)

Monetary assets, liabilities and long-term monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

(ii)

Non-monetary assets and liabilities at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

(iii)

Revenues and expenses, (excluding amortization which is translated at the same rate as the related asset), at the rates in effect at the time of the transaction.

Gains and losses arising from this translation of foreign currency are included in net income.

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

3.

Significant Accounting Policies (Continued)

(i)

Net loss per share

Net loss per share is calculated using the weighted average number of shares outstanding.  The dilutive effect of options and warrants is not reflected in loss per share for the three month periods ended March 31, 2005 and 2004, as the effect would be anti-dilutive.

(j)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

4.

Financial Instruments

(i)

Fair value

The carrying value of accounts receivable, bank indebtedness, accounts payable and accrued liabilities, amounts due to and from related parties and obligation under capital lease approximate their fair value because of the short maturity of these financial instruments.

(ii)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and liabilities.

(iii)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, however, risks on accounts receivable is minimal as receivables are from major internet payment processors.

(iv)

Translation risk

The Company remeasures the results of foreign operations into Canadian currency using approximately the average exchange rate for the year.  The exchange rate may vary from time to time.  This risk is minimized to the extent that all non-Canadian source revenues and expenses are in US dollars.

(v)

Market risk

Marketable securities are valued at the lower of cost and market at the balance sheet date.  The Company is exposed to market risk with respect to marketable securities from adverse fluctuations in their market value and in the event the marketable securities are delisted from public trading.

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

5.

Marketable Securities

	March 31, 2005	December 31, 2004
Marketable securities market value (March 31, 2005 - $480; December 31, 2004 - $520)	$383	$383

6.

Mineral Properties

During 1992, the Company purchased several mineral properties located in Pike County, Arkansas, USA.  During 1999, the Company sold a portion of the mineral properties and wrote down the remaining mineral property to $1.  During 2003, the Company wrote down the mineral property to $0.

7.

Equipment and software development

			March 31 2005	December 31 2004
		Accumulated	Net	Net
	Cost	Amortization	Book Value	Book Value

Software and development costs	$1,076,001	220,483	855,518	$666,342
Computer equipment	324,153	115,516	208,637	197,560
Computer equipment under capital lease	64,320	26,538	37,782	40,845

	$1,464,474	362,537	1,101,937	$904,747

During 2001, the Company commenced developing its own multi-player interactive card games software.  The amount of $180,901 has been capitalized under Software and development costs.  Amortization commenced in 2002 as the software was commercially released during the year. During the year ended December 31, 2004, an additional $659,979 was capitalized as software development costs. For the three month period ended March 31, 2005, the amount of $235,121 has been capitalized under software and development costs.  Amortization expense of $45,945 has been applied to the costs capitalized for the three month period ended March 31, 2005.

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

8.

Other obligations

Other obligations are comprised of the following:

	March 31, 2005	December 31, 2004
Loan from International Interactive Ventures (“Interactive”)	$-	$275,608
License fee from settlement	210,350	240,400

	210,350	516,008

(a)

The loan from Interactive of US $250,000 (Cdn $275,608) was obtained in June, 2004, and payable in monthly instalments equal to 5% of Action’s revenues for the first twelve months and 10% of Action’s revenues thereafter until the loan is paid.  As of March 31, 2005, the entire amount was fully repaid.  In lieu of interest, the Company is obliged to make monthly bonus payments to Interactive equal to 5% of Action’s revenues for a period of twelve months.  Bonus payments totalling US$20,709 have been made up to October, 2004.

(b)

The license fee from settlement of US $200,000 is the maximum amount of a series of royalty payments that are payable as follows:

•

Four equal instalments of US $25,000 until November 2, 2005 of which one instalment payment has already been made;

•

Quarterly payments of US $10,000 for every US $1,000,000 of Las Vegas’ cumulative rake income commencing January 1, 2005 for up to US $5,000,000 of Las Vegas’ cumulative rake revenues; and,

•

A single payment of US $50,000 for the first subsequent US $5,000,000 of Las Vegas’ cumulative rake revenues after the above mentioned US $5,000,000 has been reached.

9.

Obligation under capital lease

The following is the schedule of future minimum lease payments under capital lease:

Amount

2005	$21,266
2006	23,947
2007	2,556

Total minimum lease payments	$47,769
Less: Amount representing interest and executory costs	9,370

Present value of net minimum lease payments	$38,399
Less: Current portion	19,904
Obligation under capital lease	$18,495

A certain portion of the Obligation under capital lease has been personally guaranteed by the Company’s President, Jacob H. Kalpakian.

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

10.

Capital stock

(a)

Authorized:

100,000,000 common shares without par value

    5,000,000 preferred shares

(b)

Changes in capital stock:

	March 31, 2005		December 31, 2004
	Number of Shares	Amount	Number of Shares	Amount
Balance beginning of period	69,858,678	$17,299,101	52,033,270	$14,345,780

Exercise of stock options for cash	1,721,000	309,720	2,375,408	424,318
Exercise of warrants for cash	2,005,000	343,000	-	-
Reclassification of contributed surplus on exercise of options	-	-	-	251,003
Private placement
net proceeds	5,000,000	1,000,000	15,450,000	2,278,000

Balance end of period	78,584,678	$18,951,821	69,858,678	$17,299,101

During the three month period ended March 31, 2005, the Company issued 1,721,000 common shares of the Company to directors, employees and consultants as a result of the exercising of stock options at prices ranging from $0.12 to $0.19 per common share for total proceeds to the Company of $309,720.

During the three month period ended March 31, 2005, the Company issued 2,005,000 common shares of the Company to various warrant holders as a result of the exercising of warrants at prices ranging from $0.10 and $0.25 per common share for total proceeds to the Company of $343,000.

During 2004, the Company closed private placements with a related company for a total of 4,000,000 common shares at prices of $0.30 and $0.32 per common share for net proceeds of $1,225,000.

The Company has entered into non-brokered private placements dated December 13, 2004, to issue 5,000,000 units at $0.20 per unit, each unit consisting of one common share and one-half of one share purchase warrant, each whole warrant entitling the holder to purchase one common share exercisable at a price of $0.25 per common share for a period of 24 months.  As of January 7, 2005, all 5,000,000 units were issued.

(c)

Stock options

Pursuant to the Company’s 2004 Stock Option Plan which has received TSX Venture Exchange approval, the Company grants stock options to employees, directors, officers and consultants.  The following summarizes the employees’, directors’ and consultants’ stock options that have been granted, exercised, cancelled and expired during the three month period ended March 31, 2005:

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

10.

Capital stock (Continued)

Stock Options	Number of Shares	Exercise Price $

Balance beginning of period	11,165,592	0.12 to 0.20

Options granted	1,085,000	0.20 to 0.44
Options exercised	(1,721,000)	0.12 to 0.19
Options expired	-	-

Balance end of period	10,529,592	0.12 to 0.44

(d)

Warrants

The following summarizes warrants that have been issued, exercised or have expired during the three month period ended March 31, 2005.  All of the warrants have been issued in connection with the sale of common shares of the company, unless otherwise stated:

	Number of Warrants	Exercise Price $

Balance beginning of period	6,645,000	0.10 to 0.20

Warrants exercised	(2,005,000)	0.10 to 0.25
Warrants issued	2,500,000	0.25
Warrants expired	-	n/a

Balance end of period	7,140,000	0.10 to 0.25

(e)

Contributed Surplus –Stock Option compensation

The Company applies the fair value method using the Black-Scholes options model in accounting for its stock options granted to employees, and accordingly, compensation expense of $1,489,526 (2003: $357,152) was recognized as salaries expense and $833,478 (2003: $171,305) was recognized as consulting expense in 2004.  These amounts are credited to contributed surplus and then subsequently transferred to capital stock on exercise of the options.

The fair value of each option grant is calculated using the following weighted average assumptions:

	2004	2003

Expected life (years)	1	1
Interest rate	3.00%	3.00%
Volatility	145.97%	188.13%
Dividend yield	0.00%	0.00%

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

11.

Related party transactions

(a)

Pursuant to a Licensing Agreement dated November 4, 2002, the Company received a payment of $200,000 from Bronx Ventures Inc. (formerly Lucky 1 Enterprises Inc.) (“Bronx”), a company related by common management, directors and officers.  This payment represented Bronx’s sole contribution towards the software development cost for three online card games (the “three card games software”).  The Company and Bronx have equal ownership of the three card games software.  The Company’s Antiguan subsidiary is the operator of the three card games software and receives 60% of all revenues generated from the operations of the three card games software.  Bronx receives the remaining 40%.  In respect to this transaction, the Company received the approval of the TSX Venture Exchange on November 21, 2002.

(b) Due to related parties
	March 31 2005	December 31 2004

Due to Directors	$11,494	$8,525

	$11,494	$8,525

Amounts payable to directors are for travel expenses incurred on behalf of the Company.

(c) Due from related parties
	March 31 2005	December 31 2004

Bronx Ventures Inc.(held in trust)	$498,164	$371,347

	$498,164	$371,347

The Amount of $498,164 is held in trust for the Company by Bronx which is a receivable from Bronx.

(d)

Related party transactions during the three month periods ended March 31, 2005 and 2004:

As of January 1, 2005, the Company and Bronx no longer have any related party transactions with regards to office expenses, loans, benefits and rent.

(i)

paid management fees to a company related by common management and directors $45,000 (2004: $45,000);

(ii)

During the three month period ended March 31, 2004, the Company entered into non-brokered private placement financing agreements with Bronx, a related party.  The Company has issued to Bronx, 1,250,000 common shares of the Company at $0.32 per share for total proceeds of $400,000 and 2,750,000 common shares of the Company at $0.30 per share for total proceeds of $825,000.

(iii)

As of January 7, 2005, Bronx, a related company, has acquired for investment purposes, pursuant to the non-brokered private placement dated December 13, 2004, 1,250,000 units of the Company at $0.20 per unit for proceeds to the Company of $250,000.  Each

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

11.

Related party transactions (continued)

(iv)

 unit consists of one common share and one-half of one share purchase warrant.  The warrants are exercisable at $0.25 per common share for a period of 24 months.

(v)

Two directors of the Company participated in the non-brokered private placement dated October 25, 2004, whereby they acquired a total of 300,000 units of the Company at $0.10 per unit.

12.

Purchase of net revenue sharing

In June 2003, Action entered into an agreement with Atlantis Casino (“Atlantis”) whereby Atlantis purchased a 35% interest in Action’s monthly net revenues for US $1,000,000.  During 2004, the parties entered into an agreement (the “Purchase Back Agreement”) whereby Action purchased back the 35% interest in Action’s monthly net revenues from Atlantis for US $1,000,000 of which US $327,620 remained outstanding at December 31, 2004.  As of March 8, 2005, the outstanding amount was fully paid.  The Company and Action have no further obligations whatsoever to Atlantis.

13.

Income taxes

	December 31	December 31
	2004	2003
Future income tax assets

Non-capital loss carry-forwards for Canadian purposes	$7,883,567	$7,041,796
Capital losses	979,548	905,088
Excess of unamortized capital cost over net book value of fixed assets	223,723	61,661
Exploration expenditures for Canadian purposes
Unused cumulative Canadian exploration expenses	6,370	6,370
Unused cumulative foreign exploration and development expenses	262,527	262,527

	9,355,735	8,277,442

Tax rate - 38.00%	3,555,179	3,145,428
Less: Valuation allowance	(3,555,179)	(3,145,428)

	$0	$0

The valuation allowance reflects the Company's estimate that the tax assets will likely not be realized and consequently have not been recorded in these financial statements.

For Canadian income tax purposes, the exploration and development expenses can be carried forward indefinitely.

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

Notes to the Consolidated Interim Financial Statements

Three Months Ended March 31, 2005 and 2004

(Unaudited – Prepared by Management)

13.

Income taxes (continued)

The Company has net capital losses for income tax purposes of $979,548, which can be carried forward indefinitely.  The Company has available non-capital losses which may be carried-forward to apply against future income for Canadian tax purposes.  The losses expire as follows:

2005	$158,221
2006	708,311
2007	1,108,651
2008	1,049,307
2009	1,578,410
2010	2,315,756
2014	964,911
$7,883,567

The benefit of these losses has not been recorded in these financial statements.

14.

 Commitments

(a)

Pursuant to agreements entered into with various parties, Action is required to make the following payments:

(i)

Interactive gaming license

Annual license fee of US $10,000;

(ii)

Kahnawake server park rent

Monthly user fee of US $10,000;

(on a sliding scale, Kahnawake charges the Company for any additional increase in band width costs as they are incurred)

(iii)

Financial transaction fees

Minimum monthly fee of US $2,000 for the credit card transactions, plus bank surcharges and other charges or fees imposed by banks for handling credit card transactions;

(b)

Lease commitments

The Company has entered into an operating lease expiring in 2006 for office space.  The minimum rental commitments under the operating lease are as follows:

Expiry Date	Amount

2005	$44,325
2006	$14,775

15.

Subsequent events

In respect to the Loan Agreement with International Interactive Ventures, (“Interactive”), the Company fully repaid the Loan to Interactive on March 15, 2005, (note 8).  On April 15, 2005, as consideration for the early repayment of the Loan by the Company, Interactive has cancelled the Loan Agreement and has forever forgiven all outstanding and future bonus payments that were payable pursuant to the Loan Agreement.

The Company has entered into an agreement on April 20, 2005, with a syndicate of underwriters led by Wellington West Capital Markets Inc. and CIBC World Markets Inc. and including GMP Securities Ltd. and Sprott Securities Inc. (collectively the “Underwriters”) for a "bought-deal" underwritten private placement of Subscription Receipts ("Subscription Receipts") for gross proceeds of $8,000,200 (the “Offering”).  Pursuant to the Offering, the Company will issue 12,308,000 Subscription Receipts at a price of $0.65 per Subscription Receipt.  The Underwriters will also have the option to purchase up to an additional 3,077,000 Subscription Receipts on identical terms from the Company.

Each Subscription Receipt is exercisable into one unit (a “Unit”) of the Company.  Each Unit is comprised of one common share (“Common Share”) of the Company and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Warrant”).  Each Warrant will entitle the holder to purchase one Common Share at an exercise price of $1.00 for 24 months following the closing of the Offering.

The proceeds of the Offering, exclusive of the proceeds from the sale of 2,497,100 Subscription Receipts, will be held in escrow pending the receipt of the certificate of articles of amendment of the Company providing for an increase in the authorized capital of the Company to a number of Common Shares sufficient to permit the issuance of all of the underlying Common Shares.

The proceeds from the Offering will be used to fund the Company’s continued growth, to expand sales and marketing initiatives, for potential acquisitions by the Company, and for general working capital purposes.

Completion of the private placement is subject to receipt of all required regulatory and other approvals, including the approval of the TSX Venture Exchange.  It is anticipated that the private placement will close on or about May 12, 2005.

Additionally and concurrently, the Company has entered into a non-brokered private placement for 1,462,000 Units with a third party, for proceeds of $950,300, on the same terms as the Offering.  A finder’s fee of 6.75% will be payable to an arm’s length party through the issuance of the Company’s Common Shares.  This transaction is subject to TSX Venture Exchange approval and shareholder approval and is expected to close on July 14, 2005.

A total of 345,000 stock options were exercised subsequent to the three month period ended March 31, 2005 at prices ranging between $0.12 and $0.19 per common share for total proceeds to the Company of $56,250.

Subsequent to the three month period ended March 31, 2005, 200,000 warrants were exercised at an exercise price of $0.20 per common share for total proceeds to the Company of $40,000.

FORM 52-109F2

CERTIFICATION OF INTERIM FILINGS

I, Bedo H. Kalpakian, Chairman & C.F.O. of Las Vegas From Home.com Entertainment Inc., certify that:

1. I have reviewed the interim filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Las Vegas From Home.com Entertainment Inc., (the issuer) for the interim period ending March 31, 2005;

2. Based on my knowledge, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings;

3. Based on my knowledge, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the interim filings;

4. The issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for the issuer, and we have:

(a)

designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the interim filings are being prepared; and

(b)

designed such internal control over financial reporting, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP; and

5. I have caused the issuer to disclose in the interim MD&A any change in the issuer’s internal control over financial reporting that occurred during the issuer’s most recent interim period that has materially affected, or is reasonably likely to materially affect, the issuer’s internal control over financial reporting.

Date: April 28, 2005.

“Bedo H. Kalpakian”

Bedo H. Kalpakian

Chairman & C.F.O.

FORM 52-109F2

CERTIFICATION OF INTERIM FILINGS

I, Jacob H. Kalpakian, President & C.E.O. of Las Vegas From Home.com Entertainment Inc., certify that:

1. I have reviewed the interim filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Las Vegas From Home.com Entertainment Inc., (the issuer) for the interim period ending March 31, 2005;

2. Based on my knowledge, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings;

3. Based on my knowledge, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the interim filings;

4. The issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for the issuer, and we have:

(a)

designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the interim filings are being prepared; and

(b)

designed such internal control over financial reporting, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP; and

5. I have caused the issuer to disclose in the interim MD&A any change in the issuer’s internal control over financial reporting that occurred during the issuer’s most recent interim period that has materially affected, or is reasonably likely to materially affect, the issuer’s internal control over financial reporting.

Date: April 28, 2005.

“Jacob H. Kalpakian”

Jacob H. Kalpakian

President & C.E.O.